EXHIBIT 10.49

CPM MEDICAL CONSULTANTS, LLC

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of March 14, 2018 (the “Agreement”), is entered into by and between CPM Medical Consultants, LLC, a Texas Limited Liability Company having its principal place of business at 1565 N. Central Expressway, Suite 220, Richardson, TX 75080 (“Purchaser”), and Texas Overlord, LLC, having its principal place of business at 1565 N. Central Expressway, Ste 200, Richardson, TX 75080 (“Seller”).  Each a “Party” and together the “Parties”.

TERMS AND CONDITIONS

1.Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell the Products identified on Schedule 1 to Purchaser, and Purchaser agrees to purchase the Products from Seller at the prices specified on Schedule 1.  Orders for the Products will be submitted as outlined below.

a.Purchase Order.  Purchaser shall submit to Seller written purchase orders for the Products it elects to purchase pursuant to this Agreement, which orders shall include: (i) a list of the Products ordered, (ii) the quantities of such Products, and (iii) precise instructions for packaging, invoicing and shipping.

b.Modifications or Cancellations of Orders.  No accepted order shall be cancelled or modified except upon the written agreement of both Parties.  Purchaser’s orders or mutually agreed change orders shall be subject to all of the terms and conditions of this Agreement, whether or not the order or change order so states.  In the event Purchaser cancels an order after such order has been accepted by Seller, Purchaser shall reimburse Seller for all costs incurred as a result of such order.

c.No Shipment Obligation.  Seller shall not be obligated to make any shipment if such shipment, in Seller’s sole determination, could, at the time thereof, constitute a violation of any applicable laws or regulations.

2.Purchase Price. The Purchase Price for the Products are set forth on Schedule 1 (the “Purchase Price”). All prices include packing in accordance with Seller’s standard practices in effect at the time of shipment.  Special packing or handling shall be at the sole expense of Purchaser.

a.Price Changes.  Pricing for all Products shall remain in effect during the term of this Agreement unless mutually agreed upon in writing by both Seller and Purchaser.  In the event that Seller reduces the price of the Products ordered by Purchaser, Seller may, in its sole discretion and upon Purchaser’s written request within thirty (30) days of each shipment, issue a credit to Purchaser in the amount of the price reduction applicable to that shipment.

b.Payment.  Purchaser shall pay for the Products within thirty (30) days of receipt of invoice for said Products.

c.Taxes.  Purchaser is responsible for and shall pay or reimburse Seller for all taxes (except Seller’s net income taxes), duties, assessments and other governmental charges, however designated, associated with the purchase of Products.

3.Shipment Terms.  Subject to receipt and acceptance by Seller of an order for purchase, unless otherwise agreed in writing, shipments, shall be F.O.B. Seller’s facility in Richardson, TX.  Seller’s obligation to effect shipment of the Products and Instruments shall be fully discharged and all title (for purchased items) and risk of loss or damage (for all items) shall pass to Purchaser when the Products are delivered to a carrier for shipment to Purchaser.  In addition, Purchaser shall pay all charges, including, without limitation, all transportation charges and insurance premiums associated with the shipment and purchasing of the Products.  Subject to Product availability and the terms and conditions of this Agreement, Seller shall use reasonable efforts to fill Purchaser’s orders for Products, which are accepted by Seller.  It is understood by the Parties that expected delivery times will vary according to manufacturing and other conditions and that all delivery dates are estimates.

4.Acceptance of Products.   Purchaser shall conduct any incoming inspections or acceptance tests as soon as possible upon arrival of the Products at the shipping address, but in no event later than ten (10) days from the date of receipt.  Any Products not rejected by Purchaser by written notice to Seller within such period shall be deemed accepted.  Purchaser shall promptly report to Seller any shortage, damage, or discrepancy in or to a shipment of Products discovered by Purchaser during such ten (10) day acceptance period and furnish written evidence or other documentation that Seller deems appropriate.  If the substantiating evidence delivered by Purchaser demonstrates to Seller’s satisfaction that such shortage, damage or discrepancy existed at the time of delivery of the Products to the carrier, Seller shall, at its discretion, promptly deliver additional or substitute Products to Purchaser at Seller’s expense or issue a credit to Purchaser.

5.Product Return.    Except as provided in this Section, Purchaser may not return any Product to Seller for any reason without Seller’s prior written consent.  Further, the following shall apply: (a) Sterile merchandise, which has been opened, has a breach of the package integrity, or has otherwise been damaged, will not be credited upon return; (b) special order or custom items will not be credited upon return; (c) obsolete merchandise not listed in Seller’s then-current Product catalogs cannot be returned; and (d) items with an expired shelf life or sterile expiration date cannot be returned.

6.Supplier Warranties.  The warranties made by Supplier with respect to each Product are solely those that are contained in the product insert accompanying such Product.  No other affirmation of fact or promise made by Seller or its Suppliers, whether or not in this Agreement, by words or action shall constitute a warranty.  The foregoing warranty does not extend to any Product that is modified or altered, or treated with abuse, negligence or other improper treatment.

(a)Standard Limited Warranty. Seller shall pass on to Purchaser the Supplier's standard limited warranty for Products, including limitations set for in subsection (b) Limitation of Liability and Warranty below. Except for the stated warranty set forth on, or included with, the Products as delivered to the Purchaser, the warranty and remedy set forth in this Section 6 are exclusive and all other warranties, guarantees or representations, express or implied, by Seller’s Suppliers with respect to the applicable Products, including, without limitation, warranties of merchantability and fitness for particular purpose, and any other obligation or liability of Seller and its Suppliers to Purchaser or to any third party with respect to the Products, are hereby excluded. This warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without Seller or its Supplier’s prior written approval, that have expired or that were subjected to physical, chemical or electrical stress that the products were not originally designed for.

(b)Limitation of Liability and Warranty. Seller and its Suppliers’ liability arising out of this agreement and/or sale of the Products shall be limited as follows: (i) in no event shall Seller and its Suppliers be liable for costs of the procurement of substitute goods by anyone; and (ii) in no event shall Seller and its Suppliers be liable to Purchaser or any other entity for any special, consequential, incidental, or indirect damages, however caused, on any theory of liability or breach of warranty, whether or not Seller and its Suppliers have been advised on the possibility. Except for the express limited warranty set forth in previous subsection (a) Standard Limited Warranty above, Seller and its Suppliers grant no implied warranties for the Products, either in fact or by operation of law, by statute, or otherwise.

7.Warranty Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS SOLD OR OTHERWISE DISTRIBUTED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

8.Term and Termination. The term of this Agreement commences on the Effective Date and, unless earlier terminated pursuant to the terms of this Agreement, shall continue in effect for an initial Term of one (1) year; thereafter, the Agreement shall renew for additional one (1) year periods until it is terminated by either Party in accordance with the terms of this Agreement. Seller may terminate this Agreement by providing written notice to Purchaser at any time for its convenience.  Seller shall have no obligation to fill open orders upon such termination; however, if it elects to do so in its sole discretion such orders shall be subject to the terms and conditions of this Agreement.

9.Effect of Expiration or Termination.  Expiration or termination of the Agreement will not affect any rights or obligations that are to survive the expiration or earlier termination of this Agreement pursuant to Section ____ below.

10.Scope of Confidential Information.   From time to time during the Term, Seller may disclose or make available to Purchaser information about its business affairs, goods and services, pricing, forecasts, customers, confidential information, and materials comprising or relating to intellectual property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement (collectively, “Confidential Information”). For the avoidance of doubt, this Agreement and the Product pricing is Seller Confidential Information.  Confidential Information does not include information that, at the time of disclosure:

(a)is or becomes generally available to the public other than as a result of any direct or indirect breach of this Agreement by Purchaser or any of its Representatives;

(b)is or becomes available to Purchaser on a non-confidential basis from a third party, provided that such third party is not under a duty of confidentiality to Seller;

(c)was known by or in the possession of Purchaser or its Representatives prior to being disclosed by or on behalf of Seller;

(d)was or is independently developed by Purchaser without reference to or use of any of Seller’s Confidential Information; or

(e)is required to be disclosed pursuant to applicable law.

12.Protection of Confidential Information. During the Term of this Agreement and thereafter, Purchaser shall:

(a)protect and safeguard the confidentiality of Seller’s Confidential Information with at least the same degree of care as Purchaser would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)not use Seller’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)not disclose any such Confidential Information to any Person, except to Purchaser’s Representatives who need to know the Confidential Information to assist Purchaser, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

Purchaser shall be responsible for any breach of this Section 12 by any of its representatives.

13.Medical Device Reporting Requirements.  Purchaser shall provide such assistance and information as Seller and/or its Suppliers reasonably request to comply with the Medical Device Reporting requirements set forth in 21 C.F.R. Part 803, as may be amended from time to time (the “MDR”), for the Products.  Without limiting the generality of the foregoing, Purchaser shall:  (1) immediately transmit to Seller all oral or written complaints regarding the Products that are received by Purchaser; (2) keep and maintain a record of all complaints received by Purchaser relating to the Products that are required to be maintained by Purchaser pursuant to 21 C.F.R. § 803.18; (3) notify Seller upon receipt of any information that indicates material safety concern with respect to the Products; and (4) otherwise cooperatively undertake investigations, provide information and analysis, and conduct such follow-up activities as reasonably requested by Seller and its Suppliers.  It is the sole responsibility of Seller and/or its Suppliers to file Medical Device Reports, Vigilance Reports and other similar reports to any legal authority with respect to the Products in order to comply with the applicable laws and regulations.  Notwithstanding the foregoing, in the event that Purchaser is required by any applicable law or regulation to report medical device incidents, nothing in this Agreement shall prevent Purchaser from doing so; provided, however, that Purchaser shall immediately provide Seller with prior notice of such reporting (to the extent legally permissible) and provide Seller with copies of any such filings or reports (to the extent legally permissible).

14.Compliance with U.S. Food and Drug Administration Recall Policy.  If recall or modification of any of the Products listed on Schedule 1 is required by the FDA or voluntarily recommended or required by the Seller, Seller shall, at its sole cost and expense, immediately notify Purchaser in writing of such recall or modification; and at no additional charge to Purchaser replace such Product with Product which have been evaluated and accepted by Purchaser as clinically comparable. In order to assure compliance with FDA Recall policies, the Purchaser will provide Seller with a record of each surgery in which Seller’s Suppliers’ respective Products sold to Purchaser have been implanted.  Seller and Purchaser will fully comply with all requirements of HIPAA including safeguarding the names and medical records of patients.  The information required to be reported to Seller by Purchaser will be the Hospital Proof of Delivery form or a Charge Sheet from the Purchaser which must include the date of surgery, the name of the hospital in which the surgery was performed, the name of the surgeon performing the surgery and a list of products implanted by unit catalog number, lot number and sterility expiration date.  The first name and first initial of the patient’s last name will also be included, but the full name of the patient will be retained by Purchaser and immediately reported to Seller in the event of an actual recall of the implanted products.  Failure of the Purchaser to  provide this information may cause Seller to delay shipment of replacement / restock products to Purchaser until such information has been provided.  In the event of any recall notice issued by Seller or the FDA, Seller shall send such notice to the Seller contact info specified in the Notice section of this Agreement.

15.NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR A PARTY’S LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

16.MAXIMUM LIABILITY FOR DIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, OR LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNT PAID TO SELLER PURSUANT TO THIS AGREEMENT DURING THE TWELVE MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE, REGARDLESS OF WHETHER SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.Entire Agreement. This Agreement, including and together with all orders, exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

18.Survival. Where the Parties’ rights and obligations under this Agreement by their terms or by their nature extend or are contemplated to extend beyond the end of the Term, they will be deemed to survive any termination or expiration of this Agreement for as long as necessary to give full force and effect to such rights and obligations of the Parties.

19.Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only upon on receipt or refusal.

If to Purchaser:If to Seller:

CPM Medical Consultants, LLCTexas Overlord, LLC
1565 N. Central Expressway, Suite 220 1565 N. Central Expressway, Suite 200
Richardson, TX 75080Richardson, TX 75080

Attn: Chris C. Reeg, CEOAttn: Mark Brooks
E-mail: chrisreeg@fusemedical.comE-mail: incaremed@aol.com

20.Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

21.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

22.Amendment; Modification; Waiver. No amendment to this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party. No waiver by either Party shall be effective against such Party unless expressed in writing and signed by that Party. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default.

23.Access to Books and Records.  If the value or cost of services, goods or products rendered to Purchaser by Seller or by an organization related to the Seller is Ten Thousand Dollars ($10,000) or more over any twelve (12) month period during the term of this Agreement, Seller and Purchaser agree that until the expiration of four (4) years after the furnishing of such services, goods or products, Seller and Purchaser shall, upon written request, make available to the Secretary of the Department of Health and Human Services of the United States (the "Secretary"), the Secretary's duly authorized representative, the Comptroller General, or the Comptroller General's duly authorized representative, such books, documents and records as may be necessary to certify the nature and extent of the costs of such services, goods or products.

24.Assignment and Subcontracting. Purchaser may not assign or otherwise subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller. Any purported assignment or delegation in violation of this Section is null and void. The foregoing notwithstanding, Seller may assign any of its rights or delegate any of its obligations to any affiliate or subsidiary or acquirer of all or substantially all of Seller’s assets.

25.Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

26.No Third Party Beneficiaries. No third party shall be considered a third-party beneficiary under this Agreement, nor shall any third party have any rights as a result of this Agreement.

27.Choice of Law. This Agreement, including all orders, exhibits, schedules, attachments, and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Texas, without regard to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Texas.

28.Choice of Forum. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Texas and agrees to bring any such action, litigation, or proceeding only in the courts of the State of Texas.

29.Waiver of Jury Trial. Each Party agrees that any controversy that may arise under this Agreement, including any orders, exhibits, schedules, and attachments to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any orders, exhibits, schedules, and attachments to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

30.Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) Law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) shortage of adequate power or transportation facilities.

31.Independent Parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties or an employee/employer relationship. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

[Signatures Next Page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

PURCHASER:

CPM MEDICAL CONSULTANTS, LLC

By:
Name:
Title:

SELLER:

TEXAS OVERLORD, LLC

By:
Name:
Title:

EXHIBIT 10.49

Schedule 1

PRODUCTS AND PRICING

[TO BE COMPLETED]